UNDERWRITING AGREEMENT




                                                               May 11, 2004

To:     Citigroup Global Markets Inc.
        388 Greenwich Street
        New York, New York  10013

        Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated
         4 World Financial Center, 24th Floor
         New York, New York  10080,
               As Representatives of the Several Underwriters

Dear Sirs:

Subject to the terms and conditions stated or incorporated by reference herein, Consolidated Edison, Inc. (the "Company") hereby agrees to sell to the Underwriters named in Schedule I hereto (the "Underwriters") and the Underwriters hereby agree to purchase, severally and not jointly, the number of common shares set forth opposite their names in Schedule I hereto (the "Designated Securities") at the purchase price per Designated Security set forth in Schedule II hereto, and up to an additional 1,400,000 common shares ($.10 par value) of the Company ("Option Securities") as set forth below, to cover over-allotments, if any.

The representatives named on the signature page hereof (the "Representatives") represent that the Underwriters have authorized the Representatives to enter into this Underwriting Agreement and to act hereunder on their behalf.

Except as otherwise provided in Schedule II hereto, each of the provisions of the Company's Underwriting Agreement Basic Provisions, dated April 5, 2004, as filed as Exhibit 1.2 to Registration Statement No. 333-114222 (the "Basic Provisions"), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. Unless otherwise defined herein, terms defined in the Basic Provisions are used herein as therein defined.

The Company hereby grants the Underwriters, severally and not jointly, an option to purchase up to the number of the Option Securities specified above at a price per Option Security equal to the purchase price per Designated Security, less an amount per share equal to any dividends or distributions declared by the Company and payable on the Designated Securities but not payable on the Option Securities. Such option will expire thirty (30) days after the date of this Underwriting Agreement, and may be exercised in whole or in part from time to time only for the purpose of covering over-allotments which may be made in connection with the offering and distribution of the Designated Securities upon written notice by the Representatives to the Company setting forth the number of Option Securities as to which the several Underwriters are then exercising the option and the time, date and place of payment and delivery for such Option Securities. Any such time, date and place of payment and delivery (each, a "Date of Delivery") shall be determined by the Representatives, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Time of Delivery. If the option is exercised as to all or any portion of the Option Securities, each of the Underwriters, acting severally and not jointly, will purchase that proportion of the total number of Option Securities then being purchased which the number of Designated Securities each such Underwriter has severally agreed to purchase as set forth in Schedule I bears to the total number of Designated Securities, subject in each case to such adjustments as the Representatives in their discretion shall make to eliminate any sales or purchases of a fractional number of Option Securities.

Payment of the purchase price for the Designated Securities will be made against delivery thereof to the Representatives for the accounts of the respective Underwriters at the time and place set forth in Schedule II hereto. In addition, if the Underwriters have exercised their option to purchase any or all of the Option Securities, payment of the purchase price for such Option Securities (the "Designated Option Securities") will be made against delivery thereof to the Representatives for the accounts of the respective Underwriters at the price set forth above and at the time, date and place of payment determined by the Representatives as specified in the written notice discussed above from the Representatives to the Company with respect to the exercise of the option to purchase such Option Securities.

If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the Basic Provisions incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company.

                                Very truly yours,

                                CONSOLIDATED EDISON, INC.


                                By:/s/ Joan S. Freilich
                                       Joan S. Freilich
                                   Executive Vice President and
                                   Chief Financial Officer


Confirmed and Accepted as of the date hereof on behalf of itself and each other Underwriter, if any:

CITIGROUP GLOBAL MARKETS INC.


By:  /s/ Douglas Adams
Name:    Douglas Adams
Title:  Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH
                  INCORPORATED

By: /s/ Karl W. Newlin
Name:   Karl W. Newlin
Title:  Vice President

                                   SCHEDULE I




                                                          Number of
                                                          Designated Securities
Underwriter                                               to be Purchased

Citigroup Global Markets Inc.                               4,270,000
Merrill Lynch, Pierce, Fenner & Smith
                    Incorporated                            4,270,000
Credit Suisse First Boston LLC                              1,204,000
J.P. Morgan Securities Inc.                                 1,204,000
Morgan Stanley & Co. Incorporated                           1,204,000
A.G. Edwards & Sons, Inc.                                     224,000
BNY Capital Markets, Inc.                                     224,000
HSBC Securities (USA) Inc.                                    224,000
Janney Montgomery Scott LLC                                   224,000
Jefferies & Company, Inc.                                     224,000
KeyBanc Capital Markets, a Division of McDonald
Investments Inc.                                              224,000
Lehman Brothers Inc.                                          224,000
M.R. Beal & Company                                           140,000
The Williams Capital Group, L.P.                              140,000
                                                          -----------
Total                                                      14,000,000
                                                          ===========

                                   SCHEDULE II



I.      Title of Designated Securities:

        Common Stock ($.10 par value) of Consolidated Edison, Inc.


II.     Aggregate Number of Shares of Designated Securities:

        14,000,000 shares.


III.    Price to Public:

        As set forth in the Prospectus.


IV.     Purchase Price by Underwriters:

        $36.6078


V.      Specified funds for, and manner of, payment of purchase price:

        Funds in respect of the purchase price for the Designated Securities and any Designated Option Securities will be delivered by wire transfer of immediately available funds pursuant to the Company's written instructions to the Representatives.


VI. Exchange on which the Designated Securities and any Option Securities will be Listed:

        New York Stock Exchange


VII.    Time of Delivery:

        10:00 a.m., on May 14, 2004.

VIII.   Closing Location:

        Room 1618-S at the Company, 4 Irving Place, New York, NY 10003.


IX. Information expressly furnished by or on behalf of the Underwriters for use in the Prospectus for the Designated Securities:

        Paragraphs 3, 6, 10 and 12 under the caption "Underwriting" on page S-7 of the Prospectus Supplement.


X.       Addresses of Representatives:


        Citigroup Global Markets Inc.
        388 Greenwich Street
        New York, New York  10013
          Attention:  Henry A. Clark III

        Merrill Lynch, Pierce, Fenner & Smith
                    Incorporated
        4 World Financial Center, 24th Floor
        New York, New York  10080
          Attention:  Karl Newlin

XI.     Captions in the Prospectus and Prospectus Supplement referred to in
        Section 6(c)(xi) of the Basic Provisions:

        Description of Common Shares


XII.    Modification of Basic Provisions:

        A. Throughout the Basic Provisions, change all references to "Representative" to "Representatives."

        B.  In Section 1:

            1. In subsections (j) and (k), after each reference to "Designated Securities", add the words "and Option Securities".

            2.  Delete subsection (a) and replace with the following:

               "(a) Registration statements in respect of the Designated Securities and Option Securities have been filed with the Securities and Exchange Commission (the "Commission"); the registration statements have been declared effective by the Commission; and no stop order suspending the effectiveness of the registration statements have been issued and no proceeding for that purpose has been initiated or threatened by the Commission. The Company proposes to file pursuant to Rule 424 under the Securities Act of 1933 (the "Act") a prospectus supplement specifically relating to the Designated Securities and Option Securities and has previously advised the Underwriters of all information to be set forth therein. The term "Registration Statement" means the registration statements as amended to the date of this Agreement pursuant to Rule 429 of the Act. The term "Basic Prospectus" means the prospectus included in the Registration Statement bearing Registration Statement No. 333-114222. The term "Prospectus" means the Basic Prospectus together with the prospectus supplement specifically relating to the Designated Securities and Option Securities, as first filed with the Commission pursuant to Rule 424. The term "Preliminary Prospectus" means a preliminary prospectus supplement specifically relating to the Designated Securities and Option Securities together with the Basic Prospectus. As used herein, the terms "Registration Statement", "Basic Prospectus", "Prospectus" and "Preliminary Prospectus" shall include in each case the material, if any, incorporated by reference therein."

            3. In subsection (j), add the words "in all material respects" after "will conform."

            4. In subsection (c) add the word "expressly" after the word "information" in the fourth line from the bottom of such subsection.

            5.  Add after subsection (m):

                    "(n) The documents incorporated by reference in the prospectus do not include non-GAAP financial measures within the meaning of Regulation G or Item 10 of Regulation S-K of the Commission."

            6.  Add, after subsection (n):

                    "(o) The Company and each of its Subsidiaries (A) make and keep accurate books and records and (B) maintain internal accounting controls which provide reasonable assurance that (i) transactions are executed in accordance with management's authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management's authorization and (iv) the reported accountability for its assets is compared with existing assets at reasonable intervals."


        C. In Sections 2 and 3, after each reference to "Designated Securities" add the words "and any Designated Option Securities".


        D.  In Section 4:

            1. After the words "Designated Securities" in the lead in add the words "and Option Securities".

            2. In subsection (a) add the word "reasonable" before "best efforts".

            3. In subsections (a), (b) and (c), after the words "Designated Securities" add the words "and Option Securities".

            4.  Delete subsection (e).

            5.  Add, after subsection (d):

                (e) During a period of ninety days after the date of this Underwriting Agreement, the Company will not, without the prior written consent of the Representatives, directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise dispose of, its common stock, except for Common Stock issued (i) pursuant to this Underwriting Agreement, (ii) in connection with the Company's existing employee or director stock option or other compensation plans, employee investment plans or automatic dividend reinvestment and cash payment plan."

            6. In subsection (f), after the words "Designated Securities" add the words "and Designated Option Securities."


        E.  In Section 5:

            1. After each reference to the words "Designated Securities" add the words "and Designated Option Securities," except in the first place the words "Designated Securities" appear in Section 5 add the words "and Option Securities" after the words "Designated Securities."


        F.  In Section 6:

            1. The introductory paragraph shall be revised to read as follows:

                     "The obligations of the Underwriters under this Underwriting Agreement shall be subject, in the discretion of the Underwriters, (i) to the condition that all representations and warranties and other statements of the Company herein are, at and as of the Time of Delivery for the Designated Securities, and shall be at and as of the Date of Delivery for any Designated Option Securities, true and correct and (ii) to the condition that the Company shall have performed all of its obligations theretofore to be performed pursuant to this Underwriting Agreement, and (iii) to the following conditions set forth below in this Section 6, and, if any condition specified in this Section 6 shall not have been fulfilled when and as required to be fulfilled (a) with respect to the Time of Delivery for the Designated Securities, this Underwriting Agreement may be terminated by the Representatives by notice to the Company or (b) with respect to the Underwriters' exercise of the option to purchase any Designated Option Securities on a Date of Delivery after the Time of Delivery, the obligations of the Underwriters to purchase the Designated Option Securities on such date may be terminated by the Representatives by notice to the Company."

               2. Change subsection (c)(vi) to read "The Designated Securities and the Designated Option Securities have been duly authorized, and, when delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable and will not be subject to preemptive or other similar rights of any securityholder of the Company;".

               3. Revise subsection (c)(vii) to read "The issue and sale of the Designated Securities and Designated Option Securities and the compliance by the Company with all the provisions of the Designated Securities and Designated Option Securities and this Underwriting Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, (i) any statute, agreement or instrument known to him to which the Company or any Subsidiary is a party or by which it or any Subsidiary is bound or to which any of the property of the Company or of any Subsidiary is subject, (ii) any order, rule or regulation known to him of any court, governmental agency or body having jurisdiction over the Company or any of its properties, except in each of (i) or (ii) for such conflicts, defaults or breaches as would not have a Material Adverse Effect, or (iii) the Certificate of Incorporation or the Company's by-laws;"

4. After each reference to the words "Designated Securities" in subsection c (viii) add the words "and Option Securities."

               5. Change subsection (d) to read, "(i) On May 11, 2004, the Representatives shall have received from PricewaterhouseCoopers LLP a letter dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus, and (ii) at the Time of Delivery, the Representatives shall have received from PricewaterhouseCoopers LLP a letter, dated the Time of Delivery, to the effect that they reaffirm the statements made in the letter furnished pursuant to (i) of this
                      Section 6(d), except that the specified date referred to shall be a date not more than three business days prior to the Time of Delivery;"

               6. In subsection (e) add "business prospects," before "general affairs."

               7. Add to subsection (g) (iii) the words "or crisis" after "calamity" and the words "or Designated Option Securities, as applicable" after "Designated Securities."

               8. In subsection (h) delete "knowledge,"" in the second to last line of such subsection and replace with "knowledge"),".

               9. Change subsection (i) in its entirety to read, "The Designated Securities and any Designated Option Securities shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance."

               10.    Add these subsections after subsection (i):

                      "(j) In the event that the Underwriters exercise their option to purchase all or any portion of the Option Securities, the representations and warranties of the Company contained herein and the statements in any certificates furnished by the Company hereunder shall be true and correct as of each Date of Delivery, as defined below, and, at the relevant Date of Delivery, the Representatives shall have received:

                                    (i) A certificate, dated such Date of
                             Delivery, of officers of the Company, confirming that the certificate delivered at the Time of Delivery pursuant to Section 6(h) of the Basic Provisions remains true and correct as of such Date of Delivery.

                                    (ii) The favorable opinion of counsel for
                             the Company, in form and substance satisfactory to counsel for the Underwriters, dated such Date of Delivery, relating to the Designated Option Securities and otherwise to the same effect as the opinion required by Section 6(c) of the Basic Provisions.

                                    (iii) The favorable opinion of Dewey
                             Ballantine LLP, counsel for the Underwriters, dated such Date of Delivery, relating to the Designated Option Securities and otherwise to the same effect as the opinion required by Section 6(b) of the Basic Provisions.

                                    (iv) A letter from PricewaterhouseCoopers
                             LLP, in form and substance satisfactory to the Representatives and dated such Date of Delivery, substantially in the same form and substance as the letter furnished to the Representatives pursuant to
                             Section 6(d)(ii) hereof, except that the "specified date" on the letter furnished pursuant to this paragraph shall be a date not more than three business days prior to such Date of Delivery.

                                    (v) Since the time of execution of this
                             Underwriting Agreement, there shall not have occurred a downgrading in, or withdrawal of, the rating assigned to any of the Company's or Consolidated Edison of New York, Inc.'s securities by a rating organization, and no such rating organization shall have publicly announced that it has under surveillance or review its rating of the Securities or any of the Company's or Consolidated Edison Company of New York, Inc.'s other securities.

                      (k) Shearman & Sterling LLP, counsel for the Company, shall have furnished to the Underwriters a written opinion, dated the Time of Delivery for the Designated Securities, in form and substance satisfactory to the Representatives to the effect that:
                                    (i) On the basis of the information we
                             gained in the course of performing the services referred to above, no facts came to our attention which gave us reason to believe that the Prospectus (other than the financial statements and other financial or statistical data contained therein or omitted therefrom, as to which we have not been requested to comment), as of the date of the Prospectus Supplement or the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading."

        G. In Section 7(d), after each reference to the words "Designated Securities" add the words "and Designated Option Securities."

        H.        Replace Section 8 in its entirety with the following:

                  "8. If, at the Time of Delivery or any Date of Delivery, as the case may be, any one or more of the Underwriters shall default in its obligation to purchase any of the Designated Securities or Designated Option Securities, as applicable, and the aggregate number of shares of the Designated Securities or Designated Option Securities, as applicable, is not more than one-tenth of the aggregate number of shares of the Designated Securities or Designated Option Securities, as applicable, to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the number of shares of Designated Securities set forth opposite their respective names in Schedule I to the Underwriting Agreement bears to the aggregate number of shares of Designated Securities set forth opposite the names of all of the non-defaulting Underwriters, or in such other proportions as the Underwriters may agree, to purchase the Designated Securities or Designated Option Securities, as applicable, as to which the defaulting Underwriter or Underwriters so defaulted on that date; provided that in no event shall the number of shares of Designated Securities or Designated Option Securities, as applicable, that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 8 by an amount in excess of one-ninth of the aggregate number of shares of Designated Securities or Designated Option Securities, as applicable, without the written consent of the Underwriter. If at the Time of Delivery any Underwriter or Underwriters shall default in its or their obligation to purchase Designated Securities and the aggregate number of shares of Designated Securities set forth opposite the name or names of the defaulting Underwriter or Underwriters in Schedule I to the Underwriting Agreement is more than one-tenth of the aggregate number of shares of Designated Securities, and arrangements satisfactory to the Underwriters and the Company for the purchase of said Designated Securities are not made within 36 hours after the default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Sections 5 and 7 hereof. In any such case, either the Underwriters or the Company shall have the right to postpone the Time of Delivery, but in no event for longer than seven days in order that the required changes, if any, in the Registration Statement and in the Prospectus or in any other documents or arrangements may be effected. If on any Date of Delivery any Underwriter or Underwriters shall default in its or their obligation to purchase Designated Option Securities and the aggregate number of shares of Designated Option Securities with respect to which such default occurs is more than one-tenth of the aggregate number of shares of Designated Option Securities to be purchased on such Date of Delivery, the non-defaulting Underwriters shall have the option to (i) terminate their obligation hereunder to purchase such Designated Option Securities to be sold on such Date of Delivery or (ii) purchase not less than the number of shares of Designated Option Securities that such non-defaulting Underwriter would have been obligated to purchase in the absence of such default. Any action taken under this Section 8 shall not relieve any defaulting Underwriter from liability in respect of any default of said Underwriter under this Agreement.

        I. In Section 9 add the words "and any Designated Option Securities" after the words "Designated Securities.

        J.        Change Section 10 to read [Reserved].